(99)

EXPERTS


The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from Allstate Life's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.